Securities and Exchange Commission
Office of Applications and Report Services
450 5th Street N.W.
Washington, D.C. 20549



December 21, 2006

The Japan Equity Fund, Inc. (File #811-06142)



Dear Sir or Madam:

At the request of the Board of Directors of The Japan
Equity Fund, Inc. (the "Fund"), we have performed an examination of securities owned by the Fund at March 31, 2006, pursuant to Rule 17f-2 of the Investment Company Act of 1940 (the "Rule"). Enclosed please find Form N-17f-2 accompanied by our report for the Fund stating that we have performed the examination specified in the Rule.
Very truly yours,


Enclosure

cc:  Mr. John O'Keefe, Treasurer, The Japan Equity Fund,
Inc. (with enclosure)







		(2)